EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KEYSIGHT TECHNOLOGIES, INC.

Keysight Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies as follows:

1.                                      The name of the corporation is Keysight Technologies, Inc.  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 6, 2013.

2.                                      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and is to become effective as of 11:59 p.m., Eastern Time, on October 31, 2014.

3.                                      This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the Corporation is Keysight Technologies, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
STOCK

Section 1.                                           Authorized Stock.  The total number of shares of capital stock that the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of (a) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 2.                                           Common Stock.  Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

Section 3.                                           Preferred Stock.  The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (the “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware, as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock.  Each series of Preferred Stock shall be distinctly designated.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

i.                                          the designation of the series, which may be by distinguishing number, letter or title;

ii.                                       the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

iii.                                    the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

iv.                                   dates at which dividends, if any, shall be payable;

v.                                      the redemption rights and price or prices, if any, for shares of the series;

vi.                                   the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

vii.                                the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

viii.                             whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

ix.                                   restrictions on the issuance of shares of the same series or of any other class or series; and

x.                                      the voting rights, if any, of the holders of shares of the series.

ARTICLE V
TERM

The Corporation is to have perpetual existence.

ARTICLE VI
BOARD OF DIRECTORS

Section 1.                                           Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”).  No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

Section 2.                                           Classes of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the Board of Directors shall assign the directors, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2015 annual meeting of stockholders, the term of office of the second class to expire at the 2016 annual meeting of stockholders and the term of office of the third class to expire at the 2017 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, commencing with the 2015 annual meeting, (a) the directors elected to succeed those directors whose term shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office, and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 3.                                           Vacancies.  Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall be duly elected and qualified.

Section 4.                                           Removal.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least the majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

Section 5.                                           Election by Ballot.  The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation (the “Bylaws”) so provide.

Section 6.                                           Notice.  Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII
STOCKHOLDER ACTION

Section 1.                                           Stockholder Action by Written Consent.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and effective as of the time at which Agilent Technologies, Inc., a Delaware corporation, and its affiliates shall cease to be the beneficial owners of at least a majority of the then outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Section 2.                                           Meetings of Stockholders.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders may be called only by (a) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, or (b) the Chairman of the Board of Directors or the Chief Executive Officer (or, in the event of his or her absence or disability, by the President or any Executive Vice President), in each case with the concurrence of the majority of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.  At any annual or special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting as specified in the Bylaws.

ARTICLE VIII
AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter and repeal the Bylaws,

but any Bylaws adopted by the Board may be amended, modified or repealed by the stockholders entitled to vote thereon.

ARTICLE IX
DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director.  Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.  If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the first sentence of this paragraph, shall not be liable to the fullest extent permitted by the amended DGCL.

ARTICLE X
INDEMNIFICATION

Section 1.                                           Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Article X is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.  Notwithstanding the foregoing, except as provided in Section 2 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2.                                           Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article X shall include the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor corporation by merger or otherwise) the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation (and any successor corporation by merger or otherwise) of an undertaking by or on behalf of such director or officer to repay such amount if a final judicial decision shall determine that such person is not entitled to be indemnified by the Corporation.

Section 3.                                           Employees and Agents.  The Corporation may provide rights to indemnification and to the advancement of expenses to employees and agents.

Section 4.                                           Right of Claimant to Bring Suit.  (a)  If a claim for indemnification under this Article X is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Article VI of the Bylaws has been received by the Corporation, or (b) if a request for advancement of expenses under this Article X is not paid in full by the Corporation within twenty (20) days after the request and required undertaking, if any, have been received by the Corporation, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Disinterested Directors (as defined in the Bylaws), Independent Counsel (as defined in the Bylaws) or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 5.                                           Non-Exclusivity of Rights.

(a)                                 In accordance with the Bylaws, all of the rights conferred in this Article X, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and (i) any amendment or modification of this Article X that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such Covered Person, and (ii) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(b)                                 All of the rights conferred in this Article X, as to indemnification, advancement of expenses and otherwise, (i) shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or Disinterested Directors as defined in the Bylaws) or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

ARTICLE XI
FORUM AND VENUE

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).  Any person or entity purchasing or otherwise acquiring any interests in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII
AMENDMENT

Except as may be provided elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with Article VI, Article VII, Article VIII, Article IX, Article XI, or this Article XII.

IN WITNESS WHEREOF, Keysight Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Jeffrey K. Li, its Secretary, this 31st day of October 2014.

/s/ Jeffrey K. Li
Jeffrey K. Li
Associate General Counsel
and Assistant Secretary